Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Media Relations: Charles Coleman, (626) 302-7982

www.edisonnews.com

Investor Relations: Scott Cunningham, (626) 302-2540

www.edisoninvestor.com

Edison International Announces Receipt of Requisite
Consents in Tender Offers and Execution of Supplemental
Indentures by Subsidiaries

ROSEMEAD, Calif., May 1, 2007  Edison International (NYSE: EIX) announced today the results to date of three previously announced cash tender offers and consent solicitations by its Edison Mission Group subsidiary companies. The tender offers and consent solicitations are for the following debt securities: (i) Edison Mission Energy’s (“EME”) outstanding 7.73% Senior Notes due June 15, 2009 (the “EME Notes” — CUSIP No. 281023AC5), (ii) Midwest Generation, LLC’s (“MWG”) outstanding 8.75% Second Priority Senior Secured Notes due 2034 (the “MWG Notes” — CUSIP No. 59833BAB0) and (iii) Mission Energy Holding Company’s (“MEHC”) outstanding 13.50% Senior Secured Notes due 2008 (the “MEHC Notes” — CUSIP No. 605056AB6 — and, together with the EME Notes and the MWG Notes, the “Notes”). Terms used but not defined herein shall have the meanings ascribed to them in the respective Offer to Purchase and Consent Solicitation Statements of EME, MWG and MEHC, each dated April 17, 2007 (each a “Statement” and together, the “Statements”).

As of 5:00 p.m., New York City time, April 30, 2007 (the “Consent Date”), which was the deadline for holders who desired to receive the cash consent payment to tender their Notes and deliver their consents, EME had received tenders and consents for $587,034,000 in aggregate principal amount of the EME Notes, representing 97.84% of the outstanding EME Notes, MWG had received tenders and consents for $999,800,000 in aggregate principal amount of the MWG Notes, representing 99.98% of the outstanding MWG Notes and MEHC had received tenders and consents for $795,679,000 in aggregate principal amount of the MEHC Notes, representing 99.47% of the outstanding MEHC Notes.

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EDISON INTERNATIONAL ANNOUNCES RECEIPT OF CONSENTS

Accordingly, the requisite consents to adopt the proposed amendments to the indentures pursuant to which the Notes were issued have been received, and in the case of MEHC and MWG, the requisite consents to release the security interests in the collateral securing the MEHC Notes and the MWG Notes, respectively, have beenreceived and supplemental indentures to effect the proposed amendments and collateral release, as applicable, have been executed. The proposed amendments, which will eliminate substantially all the restrictive covenants, eliminate or modify certain events of default and eliminate or modify related provisions contained in each indenture, and collateral release, as applicable, will become operative when the respective tendered Notes are accepted for purchase by EME, MWG and MEHC.

The tender offer and consent solicitation remains open and is scheduled to expire at 9:00 a.m., New York City time, on May 15, 2007, unless extended (the “Expiration Date”).

Holders who validly tendered their Notes and delivered their consents prior to the Consent Date will receive the total consideration, as described in the respective Statement of EME, MWG and MEHC. The total consideration in each case includes a cash consent payment of $30.00 per $1,000 principal amount of Notes validly tendered.

Holders who tender their Notes and deliver their consents after the Consent Date, but prior to the Expiration Date, will receive the tender offer consideration, which consists of the total consideration less the cash consent payment of $30.00 per $1,000 principal amount of tendered Notes. Holders of Notes validly tendered prior to the Expiration Date will also receive accrued and unpaid interest on their tendered Notes up to, but not including, the Early Payment Date (which is expected to occur on May 7, 2007) or the Final Payment Date, as the case may be.

The total consideration and tender offer consideration for the Notes was determined as described in the Statements as of 2:00 p.m., New York City time, on April 30, 2007. Withdrawal and revocation rights with respect to tendered Notes and delivered consents expired as of 5:00 p.m., New York City time, on April 30, 2007.  Accordingly, holders may no longer withdraw any Notes previously or hereafter tendered or revoke any consents previously or hereafter delivered, except in the limited circumstances described in the Statements.

The tender offers and consent solicitations are subject to the satisfaction of certain conditions, including EME’s receipt of sufficient funds from its issuance of senior unsecured notes, on terms satisfactory to EME. No assurance can be given that such new financings will be completed in a timely manner or at all.

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EDISON INTERNATIONAL ANNOUNCES RECEIPT OF CONSENTS

The complete terms and conditions of the tender offers and consent solicitations are described in the Statements, copies of which may be obtained by contacting D.F. King & Co., Inc., the information agent for the tender offer and consent solicitation, at (212) 269-5550 or (800) 859-8511 (toll free). Questions regarding the tender offer and consent solicitation may be directed to the dealer manager and solicitation agent for the tender offer and consent solicitation:  Citi, which may be contacted at (212) 723-6106 (collect) or (800) 558-3745 (toll free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offers and consent solicitations are being made solely by the Statements of EME, MWG and MEHC, as applicable.

This press release includes forward-looking statements. Edison International has based these forward-looking statements on its current expectations and projections about future events based upon knowledge of facts as of the date of this press release and its assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside Edison International’s control. Edison International has no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This press release should be read in conjunction with the Annual Reports on Form 10-K and Current Reports on Form 8-K filed this calendar year by Edison International and each of EME, MWG and MEHC.

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Rosemead, Calif.-based Edison International (NYSE:EIX) is an electric power generator and distributor, and an investor in infrastructure and renewable energy projects with assets totaling more than $36 billion. The company is comprised of a regulated utility, Southern California Edison, and an unregulated group of business units, Edison Mission Group (EMG). MEHC, EME and MWG are subsidiaries of EMG.  The California Public Utilities Commission does not regulate the terms of EMG’s products and services.